Exhibit 99.1

Monroe Capital Corporation BDC Announces First Quarter 2022 Results

CHICAGO, IL, May 3, 2022 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2022.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2022 Financial Highlights

•	Net Investment Income of $5.4 million, or $0.25 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.4 million, or $0.25 per share

•	Net increase in net assets resulting from operations of $0.8 million, or $0.04 per share
•	Net Asset Value (“NAV”) of $244.9 million, or $11.30 per share

•	Paid quarterly dividend of $0.25 per share on March 31, 2022

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report that Adjusted Net Investment Income for the quarter once again covered our dividend. Our current annual cash dividend to shareholders is approximately 10.0%(1). After reaching record levels of new deal activity at the Monroe Capital platform in the fourth quarter of 2021, activity moderated slightly to start the year, as market volatility related to events in the Ukraine, continued high levels of inflation and aggressive rate indications from the Federal Reserve created market uncertainty. Despite these headwinds, both credit performance and new deal activity remains strong at Monroe for both sponsored and non-sponsored transactions, and we are well positioned to support the financing needs of our clients that have resilient business models and positive long-term outlooks. As always, we continue to be focused on adhering to our underwriting principles and generating strong risk-adjusted returns to create shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

(1) Based on an annualized dividend and closing share price as of May 2, 2022.

Management Commentary

Adjusted Net Investment Income totaled $5.4 million or $0.25 per share for the quarter ended March 31, 2022. This compares with $5.4 million or $0.25 per share for the quarter ended December 31, 2021. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV decreased by $0.21 per share, or 1.8%, to $244.9 million or $11.30 per share as of March 31, 2022, compared to $249.5 million or $11.51 per share as of December 31, 2021. The NAV decrease of $0.21 per share was primarily the result of net unrealized losses on the portfolio and a loss on the extinguishment of debt associated with the Company’s repayment of its remaining Small Business Administration (“SBA”) debentures during the quarter.

During the quarter, MRCC’s debt-to-equity leverage decreased from 1.35 times debt-to-equity to 1.30 times debt-to equity. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2022	December 31, 2021
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$545,989	$561,693
Total assets	$564,842	$590,458
Total net assets	$244,901	$249,471
Net asset value per share	$11.30	$11.51

	For the quarter ended
	March 31, 2022	December 31, 2021

Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,398	$5,373
Adjusted net investment income (2)	$5,417	$5,401
Net gain (loss)	$(4,551)	$1,462
Net increase (decrease) in net assets resulting from operations	$847	$6,835

Per share data:
Net investment income	$0.25	$0.25
Adjusted net investment income (2)	$0.25	$0.25
Net gain (loss)	$(0.21)	$0.07
Net increase (decrease) in net assets resulting from operations	$0.04	$0.32

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 97 portfolio companies, with a total fair value of $546.0 million as of March 31, 2022, as compared to debt and equity investments in 96 portfolio companies, with a total fair value of $561.7 million, as of December 31, 2021. The Company’s portfolio consists primarily of first lien loans, representing 83.1% of the portfolio as of March 31, 2022, and 84.6% of the portfolio as of December 31, 2021. As of March 31, 2022, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.9% and 8.0%, respectively, as compared to the weighted average contractual and effective yield of 7.9% and 8.0%, respectively, as of December 31, 2021. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of March 31, 2022, 2.2% of the Company’s total investments at fair value were on non-accrual as compared to 2.6% as of December 31, 2021.

Financial Review

Net Investment Income for the quarter ended March 31, 2022 totaled $5.4 million, or $0.25 per share, compared to $5.4 million, or $0.25 per share, for the quarter ended December 31, 2021. Adjusted Net Investment Income was $5.4 million, or $0.25 per share, for the quarter ended March 31, 2022, compared to $5.4 million, or $0.25 per share, for the quarter ended December 31, 2021. Investment income for the quarter ended March 31, 2022 totaled $12.5 million, compared to $13.0 million for the quarter ended December 31, 2021. The $0.5 million decrease in investment income was primarily driven by lower fee income and a reduction in prepayment gain (loss) during the quarter. Total expenses for the quarter ended March 31, 2022 totaled $7.1 million, compared to $7.7 million for the quarter ended December 31, 2021. The $0.6 million decrease in expenses during the quarter was primarily driven by lower incentive fees, net of associated fee waivers, as a result of lower net investment income.

Net gain (loss) was ($4.6) million for the quarter ended March 31, 2022, compared to $1.5 million for the quarter ended December 31, 2021. Net realized and unrealized gains (losses) on investments were ($3.3) million for the quarter. Other net gains (losses) totaled ($1.3) million for the quarter ended March 31, 2022, comprised of net realized and unrealized losses on foreign currency forward contracts and other foreign currency transactions of ($0.3) million, and ($1.0) million in losses on the extinguishment of debt, which represented the unamortized deferred financing costs on the SBA debentures at the time of their repayment.

Net increase (decrease) in net assets resulting from operations was $0.8 million, or $0.04 per share, for the quarter ended March 31, 2022, compared to $6.8 million, or $0.32 per share, for the quarter ended December 31, 2021.

Liquidity and Capital Resources

At March 31, 2022, the Company had $7.3 million in cash, $188.3 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of March 31, 2022, the Company had approximately $66.7 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

SBIC Subsidiary

On March 1, 2022, utilizing a borrowing on the Company’s revolving credit facility and available cash, Monroe Capital Corporation SBIC LP (“MRCC SBIC”) repaid all of its remaining SBA debentures and transferred its positions to MRCC. Additionally, the SBA approved the surrender its license to operate as an SBIC and on March 31, 2022, the subsidiary was dissolved. While the repayment of the SBA debentures increased the level of regulatory leverage at MRCC, it reduced total consolidated leverage, all other things being equal. This should reduce the drag associated with the restricted cash balances historically held at MRCC SBIC and positively impact net investment income and earnings going forward.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of March 31, 2022, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $40.2 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $41.1 million at December 31, 2021. During the quarter ended March 31, 2022, the Company received an income distribution from SLF of $0.9 million, compared to the $1.0 million received during the quarter ended December 31, 2021. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased value by 0.9% during the quarter, from 98.8% of amortized cost as of December 31, 2021 to 97.9% of amortized cost as of March 31, 2022.

As of March 31, 2022, SLF had total assets of $202.1 million (including investments at fair value of $195.3 million), total liabilities of $121.7 million (including borrowings under the $175.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $120.1 million) and total members’ capital of $80.4 million. As of December 31, 2021, SLF had total assets of $194.6 million (including investments at fair value of $189.1 million), total liabilities of $112.4 million (including borrowings under the SLF Credit Facility of $94.8 million) and total members’ capital of $82.2 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2022		December 31, 2021
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$5,398	$0.25	$5,373	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	19	—	28	—
Adjusted Net Investment Income	$5,417	$0.25	$5,401	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First Quarter 2022 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, May 4, 2022 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #9371837.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC (www.sec.gov) on May 3, 2022.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$414,135	$430,287
Non-controlled affiliate company investments	91,644	90,281
Controlled affiliate company investments	40,210	41,125
Total investments, at fair value (amortized cost of: $563,635 and $576,178, respectively)	545,989	561,693
Cash	7,337	2,622
Restricted cash	—	15,459
Unrealized gain on foreign currency forward contracts	365	781
Interest receivable	10,431	9,476
Other assets	720	427
Total assets	564,842	590,458

LIABILITIES
Debt:
Revolving credit facility	188,300	151,045
2026 Notes	130,000	130,000
SBA debentures payable	—	56,900
Total debt	318,300	337,945
Less: Unamortized deferred financing costs	(4,154)	(5,794)
Total debt, less unamortized deferred financing costs	314,146	332,151
Interest payable	1,203	3,304
Management fees payable	2,288	2,454
Incentive fees payable	—	435
Accounts payable and accrued expenses	2,269	2,643
Directors' fees payable	35	—
Total liabilities	319,941	340,987
Net assets	$244,901	$249,471

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,687	298,687
Accumulated undistributed (overdistributed) earnings	(53,808)	(49,238)
Total net assets	$244,901	$249,471
Net asset value per share	$11.30	$11.51

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	March 31, 2022	December 31, 2021

	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,655	$8,574
Payment-in-kind interest income	657	550
Dividend income	64	116
Fee income	—	166
Total investment income from non-controlled/non-affiliate company investments	9,376	9,406
Non-controlled affiliate company investments:
Interest income	1,006	925
Payment-in-kind interest income	1,164	1,444
Dividend income	45	203
Fee income	—	36
Total investment income from non-controlled affiliate company investments	2,215	2,608
Controlled affiliate company investments:
Dividend income	900	1,025
Total investment income from controlled affiliate company investments	900	1,025
Total investment income	12,491	13,039

Operating expenses:
Interest and other debt financing expenses	3,922	3,855
Base management fees	2,343	2,454
Incentive fees	408	862
Professional fees	280	283
Administrative service fees	330	337
General and administrative expenses	219	239
Directors' fees	35	35
Expenses before base management fee and incentive fee waivers	7,537	8,065
Base management fee waivers	(55)	—
Incentive fee waivers	(408)	(427)
Total expenses, net of base management fee and incentive fee waivers	7,074	7,638
Net investment income before income taxes	5,417	5,401
Income taxes, including excise taxes	19	28
Net investment income	5,398	5,373

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(103)	(7,659)
Non-controlled affiliate company investments	—	(5,387)
Extinguishment of debt	(1,039)	—
Foreign currency forward contracts	12	7
Foreign currency and other transactions	(9)	(1)
Net realized gain (loss)	(1,139)	(13,040)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(1,857)	7,682
Non-controlled affiliate company investments	(389)	7,123
Controlled affiliate company investments	(915)	(206)
Foreign currency forward contracts	(416)	(82)
Foreign currency and other transactions	165	(15)
Net change in unrealized gain (loss)	(3,412)	14,502

Net gain (loss)	(4,551)	1,462

Net increase (decrease) in net assets resulting from operations	$847	$6,835

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.25
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.04	$0.32
Weighted average common shares outstanding - basic and diluted	21,666	21,599

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	March 31, 2022	December 31, 2021
Interest income	$9,085	$8,833
Payment-in-kind interest income	1,821	1,994
Dividend income	1,009	1,344
Fee income	—	202
Prepayment gain (loss)	198	421
Accretion of discounts and amortization of premiums	378	245
Total investment income	$12,491	$13,039

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	March 31, 2022	December 31, 2021
Interest expense - revolving credit facility	$1,474	$1,328
Interest expense - 2026 Notes	1,555	1,543
Interest expense - SBA debentures	292	456
Amortization of deferred financing costs	601	528
Total interest and other debt financing expenses	$3,922	$3,855

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Global M&A Network as the 2022 Small Mid-Markets Lender of the Year, Americas; Private Debt Investor as the 2021 Senior Lender of the Year, 2021 Lower Mid-Market Lender of the Year, Americas; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Margaret Chase
BackBay Communications
(617) 391-0790 ext. 123
Email: margaret.chase@backbaycommunications.com